Exhibit 99.1

Contacts:
W. Phillip Marcum	Philip Bourdillon/Gene Heller
Chairman and CEO	Silverman Heller Associates
303-785-8080	310-208-2550
Metretek Technologies Reports
Record Quarterly Revenues and Net Income
DENVER – August 11, 2006 – For the three months ended June 30, 2006, Metretek Technologies, Inc. (Amex: MEK) reported record quarterly revenues of $36.2 million and record net income of $4.2 million, or $0.27 per basic share ($0.25 per diluted share). In the comparable period a year ago, the Company reported revenues of $14.0 million and net income of $934,000, or $0.08 per basic share ($0.07 per diluted share).
For the six months ended June 30, 2006, the Company reported record revenues of $51.1 million and record net income of $4.9 million, or $0.34 per basic share ($0.30 per diluted share), compared to revenues of $21.8 million and net income of $656,000, or $0.05 per basic and diluted share, in the first six months of 2005.
According to W. Phillip Marcum, president and chief executive officer, the 158% increase in quarterly revenues was due principally to PowerSecure, whose second-quarter revenues were a record $31.1 million, or 86% of total revenues. “PowerSecure’s success continues to be driven by sales of distributed generation turnkey systems,” said Marcum.
“Southern Flow is also well on its way toward a record year. Revenues are up by $623,000, or 19%, compared to the second quarter of 2005, and are up by approximately 26% for the first half. Additionally, Southern Flow’s profitability is up by 45% for the first half of 2006 compared to the comparable period of 2005. Southern Flow is benefiting from field work and equipment sales related to repairing facilities damaged during last year’s hurricanes, as well as favorable market conditions in the oil and gas sector.”
In the first half of 2006, PowerSecure’s total sales were $40.7 million, approximately $21 million of which is attributable to a previously announced order from Publix Super Markets. The balance of the $115 million in business awarded by Publix is expected to be completed in the second half of 2006 and the first half of 2007. Sales to all other PowerSecure customers increased from $13.5 million during the first half of 2005 to $19.4 million in the first half of 2006, an increase of 44%. According to Sidney Hinton, president and chief executive officer of PowerSecure, “While we are very pleased with the Publix business and highly value this customer relationship, we are also delighted to report that our core business and customer base continue to grow in all areas.”

“In short,” said Marcum, “we face the future with considerable optimism, for in addition to the ongoing strength of our core operations, we have the capital to fund future growth. Following a private placement of common stock in April that generated approximately $26 million in net cash proceeds, Metretek now has what is unquestionably the strongest balance sheet in its history: at June 30, we had $21 million in cash and cash equivalents, $33 million in working capital, no long term debt, zero balance on our credit lines, and stockholders’ equity of $50 million.”
Updated Guidance for 2006
In May 2006, the Company issued updated guidance that estimated its 2006 net income would fall in the range of $11 million to $15 million on sales exceeding $110 million, resulting in earnings per basic share in the range of $0.75 to $1.00. Based upon projects completed in the second quarter, and experience gained from the development of specific sites for PowerSecure’s largest customer, the Company is updating its 2006 guidance. The Company now expects that net income for 2006 will be in the range of $11 million to $12 million on sales of approximately $115 million, or $0.76 to $0.80 per basic share ($0.68 to $0.72 per weighted average diluted share outstanding).
According to Marcum, “PowerSecure’s second-quarter performance surpassed all of our expectations, as evidenced by second-quarter revenues that exceeded PowerSecure’s entire 2005 sales. Such progress in the growth and maturity of PowerSecure supports our primary performance target of 30% average annual growth in earnings per share.”
Adjusted EBITDA:
Adjusted EBITDA for the six months ended June 30, 2006 was $5,560,000, as compared to $1,638,000 for the six months ended June 30, 2005, a $3,922,000 increase.
As computed by the Company, adjusted EBITDA is a non-GAAP financial measure (as such term is defined by the Securities and Exchange Commission) computed as income from continuing operations before interest and finance charges, income taxes, depreciation and amortization, and minority interest.
By eliminating certain expenses not necessarily indicative of the results of the Company’s core operations, management believes that adjusted EBITDA offers a useful tool to measure and monitor the Company’s operating performance, and provides meaningful information to investors in terms of enhancing their understanding of the Company’s core operating performance and results. Adjusted EBITDA is also used by management to assist in planning and forecasting future operations. However, adjusted EBITDA as defined by the Company may not be directly comparable to similarly defined measures as reported by other companies. Adjusted EBITDA should be considered only as a supplement to, and not as a substitute for or in isolation from, other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles (“GAAP”), such as net income.
Conference Call and Webcast:
At 9 a.m. MDT (11 a.m. EDT) today, August 11, the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time and indicate that you are dialing in to the Metretek Technologies conference call.
The call is also being webcast and can be accessed live via the Internet at the Company’s website, www.metretek.com; to access the call, click on the “Investor Info” button and then click on the icon for the “2006 second-quarter results teleconference.” The webcast player will open following completion of a brief registration process. The webcast will also be available at www.earnings.com; to access the call, type in Metretek’s stock symbol, MEK, in the top right corner of the home page to be taken to the Company’s webcast page. For those unable to attend, these websites will host an archive of the call.

A telephone playback will be available beginning at noon MDT on August 11 through 10 p.m. MDT on Monday, August 14. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 4074123.
About Metretek Technologies:
Metretek Technologies, Inc. through its subsidiaries — Southern Flow Companies, Inc.; PowerSecure, Inc.; and Metretek, Incorporated (Metretek Florida) — is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.
Safe-Harbor Statement:
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the business operations and prospects for the Company and its subsidiaries; the outlook for the Company’s consolidated revenues and earnings and of PowerSecure’s revenues in 2006; the Company’s primary performance target of 30% average annual growth in earnings per share; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company’s subsidiaries; the size, timing and terms of sales and orders, including large customer orders, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the ability of the Company’s subsidiaries to obtain adequate supplies of key components and materials for their products and technologies on a timely and cost-effective basis; the ability of PowerSecure to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to manage its growth and to address the effects of any future changes in tariff structures and environmental requirements on its business solutions; the effects from time to time of hurricanes and other severe weather conditions on the demand for Southern Flow’s products and services; the ability of Metretek Florida to successfully develop and expand its products, service, technologies and markets; the effects of competition; changes in customer and industry demand and preferences; the ability of the Company to attract, retain and motivate key personnel; changes in the energy industry in general and the natural gas and electricity markets in particular, including price levels; the effects of competition; the ability of the Company to secure and maintain key contracts and relationships; general economic, market and business conditions; the effects of pending and future litigation, claims and disputes; changes in the energy industry generally and in the natural gas and electricity industries in particular, including price levels; general economic, market and business conditions; and other risks, uncertainties and other factors identified from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
(financial tables follow)

Metretek Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Total revenues	$36,243,411	$14,035,761	$51,075,740	$21,846,398
Total costs and expenses	32,514,124	13,420,839	47,278,303	21,682,411

Operating income	3,729,287	614,922	3,797,437	163,987
Equity income	520,974	364,786	1,251,442	922,041
Minority interest	—	(45,441)	(72,464)	(116,565)
Income taxes	(22,999)	—	(111,514)	(13,285)

Income from continuing operations	4,227,262	934,267	4,864,901	956,178
Loss from disposal of discontinued operations	—	—	—	(300,000)

Net income	$4,227,262	$934,267	$4,864,901	$656,178

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Income from continuing operations	$0.27	$0.08	$0.34	$0.08
Loss from discontinued operations	0.00	0.00	0.00	(0.03)

Income per common share	$0.27	$0.08	$0.34	$0.05

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Income from continuing operations	$0.25	$0.07	$0.30	$0.07
Loss from discontinued operations	0.00	0.00	0.00	(0.02)

Income per common share	$0.25	$0.07	$0.30	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
BASIC	15,513,274	12,258,782	14,354,964	12,226,928

DILUTED	17,071,389	12,781,075	16,065,350	12,757,620

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
	2006 .	2005 .
Total current assets	$61,498,484	$18,234,054
Property, plant and equipment, net	3,775,131	3,213,294
Total other assets	13,640,642	11,871,578

Total assets	$78,914,257	$33,318,926

Total current liabilities	$28,533,580	$13,322,898
Long-term notes payable and capital lease obligations	1,100	3,596,733
Minority interest in subsidiaries	—	169,755
Total stockholders’ equity	50,379,577	16,229,540

Total liabilities and stockholders’ equity	$78,914,257	$33,318,926

Metretek Technologies, Inc.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
In accordance with Regulation G, set forth below is a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to income from continuing operations, its most directly comparable financial measure computed in accordance with GAAP.

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Income from continuing operations	$4,227,262	$934,267	$4,864,901	$956,178
Add back:
Interest and finance charges	46,336	146,642	134,711	293,840
Income taxes	22,999	—	111,514	13,285
Depreciation and amortization	203,898	133,564	376,304	258,005
Minority interest	—	45,441	72,464	116,565

Adjusted EBITDA	$4,500,495	$1,259,914	$5,559,894	$1,637,873

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